Exhibit A

AGREEMENT REGARDING THE JOINT FILING OF

SCHEDULE 13G

The undersigned hereby agree as follows:

(i) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

(ii) Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated: January 22, 2024	Bain Capital Life Sciences Fund, L.P.

	By:	Bain Capital Life Sciences Partners, LP, its general partner

	By:	Bain Capital Life Sciences Investors, LLC, its general partner

	By:	/s/ Ricky Sun
		Name:	Ricky Sun
		Title:	Partner

BCIP Life Sciences Associates, LP

	By:	Boylston Coinvestors, LLC, its general partner

	By:	/s/ Ricky Sun
		Name:	Ricky Sun
		Title:	Authorized Signatory

Bain Capital Life Sciences Opportunities III, LP

	By:	Bain Capital Life Sciences Opportunities III GP, LLC, its general partner

	By:	Bain Capital Life Sciences Fund III, L.P., its sole member

	By:	Bain Capital Life Sciences III General Partner, LLC, its general partner

	By:	Bain Capital Life Sciences Investors, LLC, its manager

	By:	/s/ Ricky Sun
		Name:	Ricky Sun
		Title:	Partner